UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K (Amendment 2)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report July 23, 2003:

Mirenco, Inc.

(Exact name of registrant as specified in its charter)

Iowa	333-41092	39-1878581
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

206 May Street, P.O. Box 343, Radcliffe, Iowa 50230

(Address of principal executive offices) (Zip Code)

(515)899-2164

Registrant’s telephone number, including area code:

(Former name or former address, if changed since last report)

Item 4. Changes in Registrant’s Certifying Accountant

As Previously Filed

On July 23, 2003, the Company’s Board of Directors approved minutes terminating the services of Grant Thornton, LLP (Grant Thornton) of Kansas City, Missouri as the Company’s independent auditors. The termination of Grant Thornton resulted from a business decision made by the Board of Directors because of cost considerations.

The Company formally notified Grant Thornton, concurrent with the Board’s approval of minutes of the Board Meeting where the decision was made. The Company has furnished Grant Thornton with a draft of this Form 8-K. The Company has requested Grant Thornton provide a letter addressed to the SEC stating that it agrees with the statements in the immediately preceding paragraph. Said letter is being filed as an attachment to this form 8-K.

No accountant’s report on the financial statements for either of the past two years contained an adverse opinion or a disclaimer of opinion or was qualified or modified as to uncertainty, audit scope or accounting principles, except for a going concern opinion expressing substantial doubt about the ability of the Company to continue as a going concern for the fiscal year ended December 31, 2002.

During the Company’s two most recent fiscal years (ended December 31, 2001 and 2002) and from January 1, 2003 to the date of this report, there were no disagreements with Grant Thornton on any matter of accounting principles or practices, financial disclosure, or auditing scope or procedure. For the most recent year Grant Thornton issued a material weakness in internal control report advising the registrant that the controls necessary to develop reliable financial statements do not exist. The Company’s Board of Directors discussed this reportable event with Grant Thornton and has authorized Grant Thornton to fully respond to inquiries of the successor accountant regarding this matter.

On July 23, 2003, the Board of Directors approved minutes which approved the retention of the accounting firm of Stark, Winter, Schenkein & Co., LLP, Certified Public Accountants of Denver, Colorado as its independent auditors for the fiscal year ending December 31, 2003. During the Company’s two most recent fiscal years ended December 31, 2002 and 2001 and the subsequent interim periods through the date of this report, the Company did not consult with Stark, Winter & Schenkein & Co., LLP, Certified Public Accountants regarding any of the matters or events set forth in Item 304 (a) (2) (i) and (ii) of regulation S-K.

Revisions for Amendment Number 2 to Form 8-K:

This Amendment Number 2 to Form 8-K originally filed July 23, 2003 and amended August 29, 2003 is being filed to attach Exhibit 16, Former Accountant’s letter.

Item 7: Financial Statements and Exhibits

Exhibit 16	– Letter on change in Certifying Accountants (filed herewith)
Exhibit 99	– Schedule of year-end audit adjustments (filed with previous amendment)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mirenco, Inc. Date: July 23, 2003 Revision Date: December 18, 2003

By:	/s/ Richard A. Musal

Richard A. Musal, Chief Financial Officer